Exhibit 10.14

AMERICAN TELECOM SERVICES, INC.

October 22, 2005

Mr. David Feuerstein

29 Revadim

Jerusalem, Israel 93391

Dear David:

As discussed, we are prepared to allow you to participate in certain revenue sharing arrangements on the terms and subject to the conditions set forth below.

1. American Telecom Services, Inc. (“we” or “ATS”) shall pay to you (“you” or “Feuerstein”) (each of ATS and Feuerstein, a “Party” and collectively, the “Parties”) during the Term (as defined):

(a) one quarter of one percent (0.25%) of all net revenues collected by ATS during each year of the Term directly attributable to the sale of (i) digital cordless multi-handset phone systems, (ii) multi-handset VOIP telephones and (iii) related telephone hardware components ((i),(ii) and (iii), collectively, “Hardware”), subject to a maximum aggregate amount of two hundred and fifty thousand dollars ($250,000) for such year. For purposes of this subparagraph 2(a), “net revenue” shall mean ATS’s gross amounts of billing on Hardware sold to retailers less (I) sales and other taxes, postage, cost of freight and disbursements included in such bills and (II) allowances granted to such retailers including, without limitation, advertising and promotional allowances, markdowns, discounts, returns and commissions.

(b) five percent (5%) of all net revenues collected by ATS from IDT Puerto Rico & Co. (“IDT”) (or any assignee of IDT under the IDT Agreement (as defined)) during each year of the Term directly attributable to that certain agreement dated as of November 25, 2003 by and between ATS and IDT for the provision of long distance communications services (the agreement, as amended or replaced by a future agreement relating to the same subject matter between the parties, but only to the extent it relates to the provision of long-distance communications services, the “IDT Agreement”), subject to a maximum aggregate amount of two hundred and fifty thousand dollars ($250,000) for such year. For purposes of this subparagraph 2(b), “net revenues” shall mean payments to which ATS is entitled under the IDT Agreement less service provider deductions provided under the IDT Agreement including, without limitation, reserves for service outages, customer hold backs and expenses. The revenue sharing allocation described in the subparagraph 1(b) shall hereinafter be referred to as the “IDT Revenue Sharing Allocation.”

(c) two percent (2%) of all net revenues collected by ATS from Sunrocket, Inc. (“Sunrocket”) (or any assignee of Sunrocket under the Sunrocket Agreement (as defined)) during each year of the Term directly attributable to that certain agreement dated as of June 7, 2005 by and between ATS and Sunrocket for the provision of Internet-based communications services (the agreement, as amended or replaced by a future agreement relating to the same subject matter between the parties, but only to the extent it relates to the provision of Internet-based communications services, the “Sunrocket Agreement”), subject to a maximum aggregate amount of two hundred and fifty thousand dollars ($250,000) for such year; provided, however, that any revenues attributable under the Sunrocket Agreement from the provision of Internet-based communications services relating to “subscriber bounty,” “advertising coop” and “key-city funds” shall be excluded in any computation of net revenues pursuant to this subparagraph 2(c). For purposes of this subparagraph 2(c), “net revenues” shall mean payments to which ATS is entitled under the Sunrocket Agreement less service provider deductions provided under the Sunrocket Agreement including, without limitation, reserves for service outages, customer hold backs and expenses.

2. Payments to Feuerstein by ATS shall be made monthly and shall be due and payable on the 25th day (or if a holiday or weekend, the following business day) of each month with respect to net revenues collected during the immediately preceding month; provided, however, that ATS may, at its discretion, pay Feuerstein on the 25th day of each month following each calendar quarter if the cumulative amount due and payable for the months during such preceding calendar quarter is less than $25,000. Payments shall be by wire transfer of immediately available funds in accordance with written wiring instructions given to ATS by Feuerstein.

3. This Agreement is for a term of five years from the date hereof (the “Term”) and will be automatically extended for an additional five year term (the “Extended Term”) if and only if ATS produces net income, after taxes, as determined in accordance with GAAP during any three of the five years of the Term. If so extended, the following revenue sharing allocation reductions shall be applicable throughout the Extended Term:

•	The revenue allocation under subparagraph (2)(a) shall be reduced to one eighth of one percent (0.125%);

•	The revenue allocation under subparagraph (2)(b) shall be reduced to two and one half percent (2.5%); and

•	The revenue allocation under subparagraph (2)(c) shall be reduced to one percent (1%);

it being understood that all other terms of such provisions shall otherwise remain unchanged during the Extended Term.

4. Reserved.

5. ATS desires to employ Mr. Adam Somer and wishes to have Mr. Somer execute an employment agreement (the “Employment Agreement”) with ATS on or before November 15, 2005; provided, however, that if the Employment Agreement is not delivered for execution to Mr. Somer prior to November 15, 2005, Mr. Somer shall have seven days to execute the Employment Agreement from the date of such delivery (but in no event later than ATS’s first responsive amendment to the SEC’s comments to ATS’s Registration Statement on Form S-1 scheduled to be filed with the SEC). The Employment Agreement shall (i) contain all the terms (or substantially similar terms) agreed upon by all other founding executive officers of ATS, (ii) be for a term of two years, and (iii) provide that if Mr. Somer leaves his employment or terminates his employment prior to the expiration of the Employment Agreement, Mr. Somer shall, at ATS’s request, continue to manage ATS’s business relationship with each of Sunrocket and IDT, help ensure that such carriers are performing under the Sunrocket Agreement and IDT Agreement, respectively and assist in the adoption of new or incremental technology with respect to the provision of communications services from Sunrocket and IDT.

(a) If Mr. Somer fails to execute the Employment Agreement in accordance with the paragraph above, all terms of this Agreement will remain in full force and effect; provided that in lieu of your payments under Paragraph 1 and Paragraph 3 (to which you shall not be entitled) you shall be paid (A) during each year of the Term, the sum of (i) the applicable IDT Revenue Sharing Allocation and (ii) two percent (2%) of all “net revenues” (as defined in subparagraph 1(a) hereof) collected by ATS such year of the Term but only to the extent directly attributable to the initial sale (and expressly excluding reorders from existing customers) of Hardware used only in connection with the provision of long distance communication services provided by IDT; and (B) during each year of the Extended Term, if applicable, the sum of (i) one half of the applicable IDT Revenue Sharing Allocation and (ii) one percent (1%) of all “net revenues” (as defined in subparagraph 1(a) hereof) collected by ATS such year of the Term but only to the extent directly attributable to the initial sale (and expressly excluding reorders from existing customers) of Hardware used only in connection with the provision of long distance communication services provided by IDT.

(b) If Mr. Somer leaves his employment with ATS or if Mr. Somer’s employment with ATS under the Employment Agreement is terminated for any reason (including Mr. Somer’s resignation from his employment) prior to the second anniversary of such employment, you shall have the right to designate of one of the two following alternatives (which designation shall be in writing):

(A) you may opt to keep this Agreement in full force and effect; provided however, that the revenue sharing allocations under Paragraphs 2 and 3 above shall be reduced by the product of the applicable revenue sharing allocation and a fraction the numerator of which shall be the number of completed months of employment and the denominator of which shall be twenty four (24); or

(B) you may opt to be paid in accordance with subparagraph 5(a) above.

6. You will during the Term and the Extended Term, if applicable, provide advisory and consulting services to ATS as follows:

(a) generally, at ATS’s request and upon reasonable notice by ATS, but subject to your agreement, you will advise ATS with respect to specific corporate opportunities as they pertain to carriers both domestically and internationally (“Corporate Opportunities”);

(b) Upon receipt of at least One Hundred and Twenty Thousand Dollars ($125,000) under any of the revenue sharing arrangements above during any one year, you agree to actively identify and advise ATS with respect to Corporate Opportunities during the duration of such year.

7. This Agreement contains the entire understanding of the undersigned hereto and replaces and supercedes any and all other agreements between or among ATS or any of its affiliates on the one hand and you or any of your affiliates on the other hand with respect to the subject matter hereof.

8. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

If to ATS:

American Telecom Services, Inc.

2466 Peck Road

City of Industry, California 90601

With a copy to:

Ira Roxland, Esq.

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, NY 10020

If to Feuerstein

David Feuerstein

29 Revadim

Jerusalem, Israel 93391

9. Each Party’s aggregate liability for damages in connection with this Agreement, regardless of the form of action giving rise to such liability (under any theory, whether in contract, tort, statutory or otherwise) shall not exceed the aggregate fees paid to Feuerstein hereunder. To the extent permitted by applicable law and notwithstanding anything in this Agreement to the contrary or any failure of essential purpose of any limited remedy or limitation of liability, neither Party shall be liable for any indirect, exemplary, special, consequential or incidental damages of any kind, or for any damages resulting from loss or interruption of business, lost data or lost profits, arising out of or relating to this Agreement or the subject matter hereof, however caused, even if such Party has been advised of or should have know of the possibility of such damages.

10. You may assign this Agreement to any entity formed in the United States if (i) you hold a controlling interest in such entity which for purposes hereof shall include the sole power to manage the entity and holding over 51% of the equity of such entity, (ii) you remain the principal acting on behalf of the entity at all times and all obligations hereunder that are intended to be performed by you personally shall in fact be performed by you personally, and (iii) the entity shall not be engaged in and shall thereafter covenant not to engage in businesses or operations that compete with the businesses or operations of ATS.

11. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and shall be binding upon the respective successors and assigns of the parties hereto.

12. Any dispute which may arise between the Parties under or arising out of this Agreement shall be submitted to arbitration in New York in the United States of America, under the rules of the American Arbitration Association. All costs and expenses in connection with the arbitration proceedings shall be borne by the Parties as the arbitrators may decide; each of the Parties shall appoint one arbitrator and the two so appointed shall select a competent and disinterested additional arbitrator. All decisions required by arbitrators hereunder shall be rendered promptly and the decision of the majority of the three arbitrators shall be final and binding upon the parties and may be enforced in any court having jurisdiction. Each Party in such arbitration shall pay its own attorneys fees and expenses.

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If the foregoing correctly reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

American Telecom Services, Inc.

By:	/s/ Bruce Hahn
Name:	Bruce Hahn
Title:	Chief Executive Officer

AGREED and ACCEPTED this 22nd day of October, 2005:

/s/ David Feuerstein
David Feuerstein